Exhibit 99.1

            CapLease Announces Third Quarter 2007 Results


    NEW YORK--(BUSINESS WIRE)--Nov. 7, 2007--CapLease, Inc. (NYSE:
LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the third quarter ended September 30, 2007.

    Third Quarter 2007 Highlights:

    --  Revenues Increased 51%, to $46.6 Million, from the Third
        Quarter of 2006

    --  Funds from Operations of $13.3 Million,(1) or $0.29 Per Share

    --  Renewed Warehouse Facility for One-Year

    --  Added $30 Million Three Year Revolving Credit Agreement

    --  Financed Nestle Properties with $117 Million First Mortgage

    --  Retired EntreCap Portfolio Bridge Facility

    Subsequent Events:

    --  Issued $75 Million of 7.50% Convertible Senior Notes due 2027

    --  Repurchased $15 Million in Company Stock

    Third Quarter 2007 Results:

    For the quarter ended September 30, 2007, the Company's total revenues increased 51%, to $46.6 million, compared to $30.9 million in the comparable period in 2006. Net (loss) to common stockholders for the third quarter of 2007 was $(0.1) million, rounding to $0.00 per share, compared to net income of $0.8 million, or $0.02 per share, in the comparable period of 2006. Funds from operations (FFO) increased 81%, to $13.3 million, compared to $7.4 million in the comparable period in 2006. On a per share basis, FFO of $0.29 for the third quarter of 2007 increased 32%, from $0.22 per share in the comparable period of 2006.

    Paul McDowell, Chief Executive Officer, stated, "The strength of our business model was evident in the third quarter. All of our high credit quality commercial real estate assets performed as expected. The transparency of our assets with their stable, predictable cash flows enabled us to continue to execute well on our financing strategy, including adding attractively priced five-year match funded mortgage financing on our Nestle properties and retiring the EntreCap bridge debt. In the face of a challenging credit market environment, we also took a number of steps to solidify our balance sheet, including renewing our warehouse line for another year, adding a $30 million revolver available for general corporate purposes and, in October, raising $75 million of convertible debt. These actions will afford us significant financial flexibility as we resume our investment activity as markets begin to stabilize and review a variety of options for long-term financing of the assets currently securing our warehouse line."

    Nine Month Results:

    For the nine months ended September 30, 2007, the Company reported total revenues of $125.4 million, reflecting growth of 40% compared to total revenues of $89.5 million in the comparable period of 2006. FFO for the nine months 2007 was $29.9 million, or $0.75 per share, compared to FFO of $21.6 million, or $0.69 per share, in the comparable period of 2006. Net (loss) to common stockholders for the nine months ended September 30, 2007 was $(4.2) million, or $(0.11) per share, compared to net income of $3.2 million, or $0.10 per share, in the comparable period of 2006.

    Investment Portfolio and Balance Sheet:

    As of September 30, 2007, the Company's portfolio before depreciation and amortization was approximately $2.1 billion, with 78% invested in owned properties. Approximately 94% of the Company's owned properties are leased to investment grade rated tenants. Approximately 90% of the overall portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities. The Company's weighted average remaining lease term on its owned property portfolio is approximately 10 years, and is 19 years on the leases underlying its loan portfolio.

    At September 30, 2007, the Company had total assets of $2.1 billion, including $1.6 billion in net real estate investments, $266.6 million in loan investments, and $204.9 million in securities available for sale. The Company's portfolio was financed with long-term fixed rate mortgage and CDO debt of $1.3 billion and $386.5 million of short-term warehouse borrowings hedged in anticipation of long-term financing. The Company repaid $26.3 million of warehouse debt in October.

    As of September 30, 2007, approximately 80% of the Company's portfolio is financed with long-term fixed rate debt, including approximately 88% of our owned property portfolio.

    Dividends:

    In the third quarter of 2007, the Company declared a cash dividend on its common stock in the amount of $0.20 per share. The level of CapLease's common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

    The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

    2007 Guidance:

    CapLease is affirming its full year 2007 guidance. CapLease expects full year 2007 FFO per share and earnings per share (EPS) to be in the range of $1.01 to $1.03, and $(0.15) to $(0.13), respectively. This guidance includes the impact of the convertible note offering we completed in October and does not include any material impact from gain on sale activity in the loan portfolio or otherwise.

    These full year guidance ranges equate to FFO per share and EPS for the fourth quarter of 2007 in the range of $0.26 to $0.28, and $(0.04) to $(0.02), respectively.

    The difference between FFO and EPS is primarily depreciation and amortization expense on real estate investments.

    The factors described in the Forward-Looking and Cautionary
Statements section of this release represent continuing risks to the Company's guidance.

    Conference Call:

    CapLease will hold a conference call and webcast to discuss the Company's third quarter 2007 results at 11:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

    Interested parties may listen to the conference call by dialing
(888) 221-3949 or (913) 312-0661 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

    A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for approximately fourteen days following the call. A recording of the call also will be available beginning after 2:00 p.m. (Eastern Time) today by dialing
(888) 203-1112 or (719) 457-0820 for international participants and entering passcode 9640907. The replay will be available until midnight November 21, 2007.

    Non-GAAP Financial Measures:

    Funds from operations (FFO) and cash available for distribution
(CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company's financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash or non-recurring items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company's calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

    The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

    The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, above or below market rent amortization and stock-based compensation, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2007, CAD is adjusted to exclude the expenses associated with the EntreCap Portfolio bridge facility and the non-cash gains associated with the retirement of the EntreCap Portfolio debt.

    Forward-Looking and Cautionary Statements:

    This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

    -- our ability to make additional investments in a timely manner or on acceptable terms;

    -- our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

    -- adverse changes in the financial condition of the tenants underlying our investments;

    -- increases in our financing costs, our general and administrative costs and/or our property expenses;

    -- changes in our industry, the industries of our tenants, interest rates or the general economy;

    --  the success of our hedging strategy;

    --  our ability to raise additional capital;

    -- impairments in the value of the collateral underlying our investments; and

    --  the degree and nature of our competition.

    In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.

    Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors," and the Company's other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC's website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

    About the Company:

    CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.



CapLease, Inc. and Subsidiaries
Consolidated Income Statements
For the three and nine months ended September 30, 2007 and 2006
(Unaudited)

                              For the Three Months For the Nine Months
                               Ended September 30  Ended September 30
(Amounts in thousands, except
 per share amounts)              2007      2006      2007      2006
----------------------------------------------------------------------
Revenues:
  Rental revenue               $ 34,225  $ 20,163  $ 90,613  $ 57,040
  Interest income from loans
   and securities                 9,264     7,985    26,250    23,944
  Property expense recoveries     2,990     2,237     8,107     6,276
  Gains on sale of mortgage
   loans and securities               -         -         -       645
  Other revenue                     123       487       417     1,571
----------------------------------------------------------------------
Total revenues                   46,602    30,872   125,387    89,476
----------------------------------------------------------------------
Expenses:
  Interest expense               25,672    16,099    71,671    45,851
  Property expenses               4,598     3,764    13,586    11,091
  Loss (gain) on derivatives          2         2      (288)     (127)
  Loss on securities                  -       240       372       240
  General and administrative
   expenses                       2,745     2,198     8,346     6,979
  General and administrative
   expenses-stock based
   compensation                     327       552     1,133     1,766
  Depreciation and
   amortization expense on
   real property                 13,414     6,550    34,040    18,366
  Loan processing expenses           76        66       228       198
----------------------------------------------------------------------
Total expenses                   46,834    29,471   129,088    84,364
----------------------------------------------------------------------
Gain on extinguishment of
 debt                               741         -     1,363         -
----------------------------------------------------------------------
Income (loss) before minority
 interest and taxes                 509     1,401    (2,338)    5,112
Minority interest in
 consolidated entities                1        (6)       26        (7)
----------------------------------------------------------------------
Income (loss) from continuing
 operations                         510     1,395    (2,312)    5,105
Income from discontinued
 operations                          96        92       244       189
----------------------------------------------------------------------
Net income (loss)                   606     1,487    (2,068)    5,294
Dividends allocable to
 preferred shares                  (711)     (711)   (2,133)   (2,133)
----------------------------------------------------------------------
Net income (loss) allocable
 to common stockholders        $   (105) $    776  $ (4,201) $  3,161
----------------------------------------------------------------------

Earnings per share:
  Net income (loss) per
   common share, basic and
   diluted                     $  (0.00) $   0.02  $  (0.11) $   0.10
  Weighted average number of
   common shares outstanding,
   basic                         45,602    33,919    39,472    31,252
  Weighted average number of
   common shares outstanding,
   diluted                       45,602    33,921    39,472    31,252
Dividends declared per common
 share                         $   0.20  $   0.20  $   0.60  $   0.60
Dividends declared per
 preferred share               $   0.51  $   0.51  $   1.52  $   1.52




CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2007 and December 31, 2006

                                                As Of        As Of
(Amounts in thousands, except share and per September 30, December 31,
 share amounts)                                 2007          2006
----------------------------------------------------------------------
Assets

Real estate investments, net                $  1,577,351  $ 1,115,001
Loans held for investment                        266,605      273,170
Securities available for sale                    204,914      183,066
Cash and cash equivalents                         10,193        4,425
Asset held for sale                                5,413        2,942
Structuring fees receivable                        2,745        3,253
Other assets                                      80,118       62,443
----------------------------------------------------------------------
Total Assets                                $  2,147,339  $ 1,644,300
----------------------------------------------------------------------

Liabilities and Stockholders' Equity

Mortgages on real estate investments        $    986,428  $   794,773
Collateralized debt obligations                  268,217      268,190
Repurchase agreement and other short-term
 financing obligations                           386,536      195,485
Other long-term debt                              30,930       30,930
Intangible liabilities on real estate
 investments                                      52,445       19,693
Accounts payable, accrued expenses and
 other liabilities                                22,051       17,132
Dividends and distributions payable                9,939        7,582
----------------------------------------------------------------------
Total Liabilities                              1,756,546    1,333,785
----------------------------------------------------------------------

Minority interest                                  2,675        2,859

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value,
   100,000,000 shares authorized, Series A
   cumulative redeemable preferred,
   liquidation preference $25.00 per share,
   1,400,000 shares issued and outstanding        33,657       33,657
  Common stock, $0.01 par value,
   500,000,000 shares authorized,
   45,874,720 and 34,091,829 shares issued
   and outstanding, respectively                     459          341
  Additional paid in capital                     365,849      277,918
  Accumulated other comprehensive (loss)         (11,847)      (4,260)
----------------------------------------------------------------------
Total Stockholders' Equity                       388,118      307,656
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity  $  2,147,339  $ 1,644,300
----------------------------------------------------------------------




CapLease, Inc. and Subsidiaries
Reconciliation of Net Income to Funds from Operations and Cash
 Available for Distribution (unaudited)
For the three and nine months ended September 30, 2007 and 2006

                              For the Three Months For the Nine Months
                               Ended September 30  Ended September 30
(in thousands, except per
 share amounts)                  2007      2006       2007      2006
----------------------------------------------------------------------
Net income (loss) allocable
 to common stockholders         $  (105) $   776     $(4,201) $ 3,161
Add (deduct):
   Minority interest-OP units        (1)       6         (26)       7
   Depreciation and
    amortization expense on
    real property                13,414    6,550      34,040   18,366
   Depreciation and
    amortization expense on
    discontinued operations           -       30          43       30
----------------------------------------------------------------------
Funds from operations           $13,308  $ 7,362     $29,856  $21,564
----------------------------------------------------------------------
Add (deduct):
   Straight-lining of rents      (4,579)  (1,932)     (3,252)  (6,914)
   General and administrative
    expenses-stock based
    compensation                    327      552       1,133    1,766
   Amortization of above and
    below market leases             359     (172)        382     (500)
   Routine capital
    expenditures on real
    estate investments             (119)     (29)       (336)    (134)
   Fees paid in connection
    with bridge-debt
    financing                         -        -       2,632        -
   Gain on extinguishment of
    debt                           (741)       -      (1,363)       -
----------------------------------------------------------------------
Cash available for
 distribution                   $ 8,555  $ 5,781     $29,052  $15,782
----------------------------------------------------------------------

Weighted average number of
 common shares outstanding,
 diluted                         45,602   33,921      39,472   31,252
Weighted average number of OP
 units outstanding                  263      263         263      105
                             -----------------------------------------
Weighted average number of
 common shares and OP units
 outstanding, diluted            45,865   34,184      39,735   31,357

Net income (loss) per common
 share, basic and diluted       $ (0.00) $  0.02     $ (0.11) $  0.10
Funds from operations per
 share                          $  0.29  $  0.22     $  0.75  $  0.69
Cash available for
 distribution per share         $  0.19  $  0.17     $  0.73  $  0.50

Gains on sale of mortgage
 loans and securities           $     -  $     -     $     -  $   645


    (1) Funds from operations, or FFO, is a non-GAAP financial measure. For a reconciliation of FFO to net income, the most directly comparable GAAP measure, see the schedules attached to this press release.


    CONTACT: Investor Relations/Media:
             ICR, Inc.
             Brad Cohen, 212-217-6393
             bcohen@icrinc.com